Exhibit 10.4

EMPLOYMENT AGREEMENT BETWEEN LIFE FINANCIAL CORP. AND STEVEN GARDNER

This Employment Agreement (“Agreement”) is made by and between LIFE FINANCIAL CORPORATION, a Delaware corporation (“COMPANY”), and STEVEN GARDNER (“Executive”).  Company hereby employs Executive and Executive hereby accepts employment with Company in accordance with the following terms and subject to the following conditions:

1.   Term.  This Agreement shall be retroactively effective to January 5, 2001.  The initial term of the Agreement shall be until January 5, 2004, unless earlier terminated as provided herein.  This Agreement shall be automatically extended for an additional one-year period upon the same terms and conditions as are herein set forth unless at least 90 days prior to the then applicable expiration date, Company or Executive delivers written notice to the other party of its or his intent to terminate this Agreement.

2.   Duties.  Executive shall serve as President, Chief Executive Officer and Chief Operating Officer of Company and the Bank.  Executive shall do and perform all services, acts or things necessary or advisable to discharge the duties and responsibilities of that position, subject to the policies, directives and oversight of the Boards of Directors of the Company and of the Bank, and shall perform such other duties as the Boards of Directors may assign to him from time to time.

3.   Extent of Services.  Executive shall devote substantially all of his energies, interest, abilities and productive time to the business of Company and its subsidiaries, including Life Bank, and shall not, during the term of this Agreement, be engaged in any other business activity other than that required of him in connection with his positions with Company and its subsidiaries, including Life Bank.  Without otherwise limiting the scope of the foregoing, nothing herein shall prevent Executive from investing his personal assets in non-competing businesses that will not require any services on his part.

4.   Compensation and Benefits.  In full compensation for all services rendered by Executive to Company pursuant to this Agreement, Company shall compensate Executive as follows:

4.1   Salary.  Company shall guarantee the payment of Base Salary to Executive under his Employment Agreement with Life Bank.

4.2   Stock Options.  Executive previously has been awarded stock options.  Nothing in this Agreement shall affect such options.  The terms and conditions of said options shall be governed by the applicable stock option agreements and stock option plans.  The Board, in its discretion, may award additional stock options in the future.

4.3   Fringe Benefits.  Executive shall be entitled to receive all benefits and conditions of employment generally available to other executives of Bank, including, without limitation, sick leave, disability, accident, life, hospitalization, medical and dental insurance, paid holidays, and participation in any pension, profit sharing or other retirement plan pursuant to the terms of said plans.  Bank shall obtain disability insurance coverage for Executive in the amount of $250,000 per year, if reasonably obtainable, for the remaining term of this Agreement and life insurance in the amount of $2,000,000, if reasonably obtainable, with the beneficiary or beneficiaries of said life insurance to be designated by Executive.

5.   Termination and Severance.

5.1  Executive’s employment may be terminated with or without cause and with or without advance notice.  If Executive’s employment is terminated without cause by Company and the Bank, Executive will receive a severance payment equal to two times the sum of Executive’s then-current annual salary plus his incentive bonus for the previous year, less taxes and other required withholding, payable in a lump sum.  Said payment shall constitute Company’s and the Banks’ sole financial obligation to Executive in the event of a termination without cause.  “Cause” means personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, material breach of any provision of this Employment Agreement or continued incapacity (because of disability or otherwise) to perform Executive’s duties.  If Executive’s employment is terminated with cause by Company, or if Executive voluntarily terminates his employment, Executive will not have the right to receive compensation for any period after termination.  If Executive voluntarily terminates his employment with Company, he shall be automatically deemed to have terminated his employment with Life Bank.

5.2  Termination Because of Change-in-Control.  If Executive is terminated without cause because of a change-in-control of the Company, this subparagraph 5.2 shall govern his eligibility for severance pay.  In such event, Executive will receive a severance payment equal to two years’ Base Salary plus incentive, less taxes and other required withholding, in a lump sum.  For purposes of this subparagraph, “change-in-control” means an acquisition of all, or substantially all, of Company’s assets, as well as the acquisition of ownership or voting control by a party or “group”, as defined in the applicable securities laws, of 35% or more of Company’s outstanding voting securities.

6.   Notices.  All notices and other communications to be given pursuant to this Agreement shall be in writing and may be served personally or by certified mail, return receipt requested, to the parties at such places as either of the parties hereto may from time to time designate in writing.

7.   Post-Termination Obligations.

7.1  All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with subparagraphs 7.2, 7.3 and 7.4.

7.2  Executive shall, upon reasonable notice, furnish such information and assistance to Company as may reasonably be required by Company in connection with any litigation or governmental investigation in which it or any of its subsidiaries or affiliates is, or may become, a party.  Executive shall not be entitled to any additional compensation for furnishing such information and assistance but shall be entitled to be reimbursed for all expenses reasonably incurred thereby.

7.3  Executive recognizes and acknowledges that his knowledge of the business activities and plans for business activities of Company and affiliates thereof, as it may exist from time-to-time, is a valuable, special and unique asset of the business of Company.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever, unless compelled to do so by court or regulatory agency process.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of Company, and may disclose information regarding Company to third parties such as investment bankers and investors so long as to do so would not constitute the release of material, non-public information.  In the event of a breach or threatened breach by Executive of the provisions of this Section 7, Company will be entitled to an injunction restraining Executive from disclosing, in whole in part, the knowledge of the past, present, planned or considered business activities of Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including the recovery of damages from Executive.  Company acknowledges that following termination of this Agreement, Executive may seek employment with other financial institutions and agrees that Executive shall not, by virtue of seeking or accepting such employment, be deemed to automatically have disclosed or threatened to disclose any of his knowledge of the past, present, planned or considered business activities of Company of its affiliates.

7.4  For a period of one year after Executive’s employment termination, Executive will not solicit any employee of Company to terminate his or her employment with Company.

8.   Assignment.  This Agreement and the rights and obligations of each of the parties hereunder may not be assigned by either party without the prior written consent of the other party hereto; provided, however, that this Agreement and all rights and obligations hereunder may be assigned by Company to, and assumed by, any corporation or other business entity which succeeds to all or substantially all of the business of Company through a merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the stock or assets of Company.

9.   Parties Bound.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns permitted by this Agreement.

10.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.   Arbitration.  As concluded by the parties hereto upon the advice of counsel, and as evidenced by the signatures of the parties hereto, any controversy between the parties hereto involving the construction, application or enforcement of any of the terms, covenants or conditions of this Agreement shall, on the written request of one party served upon the other, shall be resolved solely through final and binding arbitration, which arbitration shall be conducted in Riverside County, California in accordance with the applicable rules of the American Arbitration Association then in effect governing employment disputes.  The only exception to this arbitration clause is that Company may apply to a court for injunctive relief to enforce Section 7 of this Agreement.

12.   Waiver or Breach.  The waiver by either party of any breach hereof by the other party or, in any particular instance or series of instances, of any term or condition of this Agreement shall not constitute nor be deemed a waiver of such breach or of any such term or condition hereof in any other instance nor shall any waiver constitute a continuing waiver hereunder.  No waiver shall be binding unless executed in writing by the party making the waiver.

13.   Modification.  The provisions of this Agreement may be amended, supplemented, cancelled or otherwise altered only by an agreement in writing signed by each of the parties hereto.

14.   Severability.  If any provision contained in this Agreement should, for any reason, be held to be invalid or unenforceable in any respect under the laws of the United States or any state, such invalidity or enforceability shall not affect the validity or enforceability of any other provision.

15.   Guarantee; No Duplication.  Company unconditionally guarantees payment and provision of all amounts and benefits due under the Employment Agreement between Life Bank and Executive entered into contemporaneously herewith.  To the extent payments and benefits required under this Agreement (including, without limitation, insurance, vacation, holidays, sick leave, retirement, severance, or 401(k)) are paid by Life Bank, such payments and benefits shall not be duplicated by payments or benefits from Company.

16.   Integration.  This Agreement supersedes and replaces all prior oral or written agreements between the parties, including that certain offer letter dated January 6, 2000, the January 12, 2000 Employment Agreement Between Life Bank and Steven Gardner, the January 12, 2000 Employment Agreement Between Life Financial Corp. and Steven Gardner, and the January 5, 2001 Amendment to the Employment Agreements.  Without otherwise limiting the scope of this paragraph, this Agreement shall not supersede any existing stock option agreements between the parties.

LIFE FINANCIAL CORPORATION

Dated: 06/27, 2002	By:	/s/ Ronald G. Skipper
Ronald G. Skipper
Chairman of the Board

EXECUTIVE

Dated: June 27, 2002	By:	/s/ Steven Gardner
Steven Gardner